Exhibit 99.1
Contact:
Gerald Chaney
SVP, Chief Financial Officer
(714) 414-4003
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR NAMES SALLY FRAME KASAKS INTERIM CEO
Reports Comparable Stores Sales for September;
Company Re-Affirms Previous Third Quarter Per Share Guidance
Excluding One-Time Item
ANAHEIM, Calif., Oct. 2, 2006 — Pacific Sunwear of California, Inc. (Nasdaq:PSUN) today announced that its Board of Directors has named Lead Director Sally Frame Kasaks as the Company’s interim Chief Executive Officer following the resignation of Seth Johnson.
The Board is initiating a search for a permanent Chief Executive Officer. While in her interim role, Ms. Kasaks will step down temporarily from her positions as Lead Director, chairman of the Nominating and Governance Committee and member of the Compensation Committee. During this time, Board member Peter Starrett will become interim Lead Director and interim chair of the Nominating and Governance Committee.
“On behalf of the Board, I want to thank Seth for his contributions to the Company and wish him well as he pursues other interests,” said Ms. Kasaks “I look forward to working with the entire Pacific Sunwear team to continue the Company’s progress and to find a permanent Chief Executive Officer who will provide outstanding leadership and direction to Pacific Sunwear.”
Ms. Kasaks, 61, a director of the Company since 1997, served as the Chairman and Chief Executive Officer of Ann Taylor Stores, Inc., a specialty apparel retailer, from 1992 to 1996. From 1989 to 1992, Ms. Kasaks was the President and Chief Executive Officer of Abercrombie and Fitch, a specialty apparel retailing division of The Limited, Inc. Prior to that, she served as Chairman and Chief Executive Officer of The Talbots, Inc., a specialty apparel retailing division of General Mills Co., from November 1985 to September 1988. Ms. Kasaks currently serves as a director of The Children’s Place, Inc.
Separately, the Company also announced today that total sales for the five weeks of fiscal September ending September 30, 2006 were $118.2 million, an increase of 4.0 percent over total sales of $113.7 million during the same period last year. Total Company same-store sales for the period declined 2.4 percent from the same period last year. By concept, PacSun same-store sales decreased 1.2 percent and d.e.m.o. same-store sales decreased 9.4 percent compared to the same five-week period last year. Additional information on September and year-to-date sales will be available on October 5, 2006 through the Company’s regularly scheduled press release and its recorded commentary accessible by dialing (714) 414-4210.

Based on the sales for the quarter to date, the Company remains comfortable with the guidance it previously provided for the third quarter, excluding a one-time, pre-tax charge of approximately $1.1 million, or $0.01 per diluted share, that will be recorded in the third quarter and is associated with the departure of Mr. Johnson. On August 10, 2006, the Company said that it expects to report earnings per share in the range of $0.22 to $0.30 per diluted share for the third quarter.
About Pacific Sunwear of California, Inc.
Pacific Sunwear, operating under three distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of August 26, 2006, the Company operated 828 PacSun stores, 106 PacSun Outlet stores, 205 d.e.m.o. stores and 9 One Thousand Steps stores for a total of 1,148 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com, merchandise carried at d.e.m.o. stores can be found at www.demostores.com and information about One Thousand Steps can be found at www.onethousandsteps.com.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” regarding the Company’s third quarter earnings expectations made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that this forward-looking statement be subject to the safe harbors created thereby. The Company is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. This statement is not a historical fact and involves estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in such forward-looking statements. Such uncertainties include, among others, the following factors: our new concept is untested and may not be profitable or successful; changes in consumer demands and preferences, higher than estimated costs of goods sold or selling, general and administrative costs, competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise; fluctuations in comparable store net sales results; expansion and management of growth; reliance on key personnel; dependence on single distribution facility; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations or expansions; reliance on foreign sources of production; credit facility financial covenants and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended January 28, 2006 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
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